CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Notes	$100,000,000	$11,460

PROSPECTUS Dated December 1, 2011	Pricing Supplement Number: 5296 Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT Dated December 1, 2011	Dated April 10, 2012 Registration Statement: No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate-Floating Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for

the year ended December 31, 2011 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation

Trade Date:	April 10, 2012

Settlement Date (Original Issue Date):	April 13, 2012

Maturity Date:	April 13, 2015

Principal Amount:	US$100,000,000

Price to Public (Issue Price):	100.00%

Underwriters Commission:	0.75%

All-in Price:	99.25%

Net Proceeds to Issuer:	US$99,250,000

Fixed Rate Provisions
Fixed Rate Period:	From and including April 13, 2012 to but excluding April 13, 2013

Re-Offer Yield:	1.20%
Fixed Interest Rate:	1.20%
Fixed Rate Interest Payment Dates:	July 13, 2012, October 13, 2012, January 13, 2013 and April 13, 2013

Day Count Convention:	30/360, Modified Following, Unadjusted

Filed Pursuant to Rule 424(b)(3)
Dated April 10, 2012
Registration Statement No. 333-178262

Floating Rate Provisions
Floating Rate Period:	From and including April 13, 2013 to but excluding the Maturity Date
Interest Rate Basis (Benchmark):	LIBOR, as determined by reference to Reuters
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.50%
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Floating Rate Interest Payment Dates:	Quarterly on each July 13, October 13, January 13 and April 13, beginning July 13, 2013 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to April 13, 2013
Minimum Interest Rate:	0.60% per annum

Interest Reset Periods and Dates:	Quarterly on each scheduled Floating Rate Interest Payment Date; provided that the initial Interest Reset Date shall be April 13, 2013
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date at the start of such Interest Payment Period
Day Count Convention:	30/360, Modified Following, Unadjusted
Business Day Convention:	New York

Method of Settlement:	Depository Trust Company

Trustee:	The Bank of New York Mellon

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Dates (if any):	Not Applicable
Call Notice Period:	Not Applicable

Filed Pursuant to Rule 424(b)(3)
Dated April 10, 2012
Registration Statement No. 333-178262

Put Dates (if any):	Not Applicable

Put Notice Period:	Not Applicable

CUSIP:	36962G5U4

ISIN:	US36962G5U48

Additional Terms:

Interest

Interest on the Notes for the period from and including April 13, 2012 to but excluding April 13, 2013 (the “Fixed Rate Period”) will be payable quarterly in U.S. Dollars on July 13, 2012, October 13, 2012, January 13, 2013 and April 13, 2013 (the “Fixed Rate Interest Payment Dates”); provided that, if any such day falls on a day that is not a Business Day, it will be postponed to the following Business Day and interest thereon will not continue to accrue, except that if such following Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. During the Fixed Rate Period, the interest on the Notes will be equal to 1.20% per annum. During the Fixed Rate Period, interest will be computed and paid on a 30/360 basis (based upon the number of days elapsed in each month in a 360-day year of twelve 30-day months).

Interest on the Notes for the period from and including April 13, 2013 to but excluding the Maturity Date (the “Floating Rate Period”) will be payable in U.S. Dollars quarterly, in arrears, on each July 13, October 13, January 13 and April 13, beginning July 13, 2013 (each a “Floating Rate Interest Payment Date”); provided that, if any such day falls on a day that is not a Business Day, it will be postponed to the following Business Day and interest thereon will not continue to accrue, except that if such following Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. During the Floating Rate Period, the interest rate on the Notes will be equal to the sum of three month USD LIBOR plus 0.50%; provided that such interest rate shall at all times equal or exceed 0.60% per annum (the “Minimum Interest Rate”). The initial floating rate will be determined two London Business Days prior to April 13, 2013 based on three month USD LIBOR plus 0.50%. During the Floating Rate Period, the interest rate will be reset quarterly on each scheduled Floating Rate Interest Payment Date (the “Interest Reset Date”), and will be determined quarterly, two London Business Days prior to each Interest Reset Date. During the Floating Rate Period, interest will be computed and paid on a 30/360 basis (based upon the number of days elapsed in each month in a 360-day year of twelve 30-day months).

Filed Pursuant to Rule 424(b)(3)
Dated April 10, 2012
Registration Statement No. 333-178262

Plan of Distribution:

The Notes are being purchased by Barclays Capital Inc. (the "Underwriter"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.75% of the principal amount of the Notes.

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Legal Matters:

In the opinion of Fred A. Robustelli, as counsel to the Company, when the securities offered by this prospectus supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding of equity or law, provided that such counsel expresses no opinion as to the effect of any waiver of stay, extension or usury laws or provisions relating to indemnification, exculpation or contribution, to the extent that such provisions may be held unenforceable as contrary to federal or state securities laws, on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 1, 2011, which has been filed as Exhibit 5.1 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on December 1, 2011.